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                                   Exhibit 23

                          Independent Auditors' Consent

The Board of Directors and Stockholder
Blue Giant Equipment Corporation

We consent to the incorporation by reference in the registration statement (No. 33-88424) on Form S-8 of TBM Holdings, Inc. (formerly known as Specialty Retail Group, Inc.) of our report dated November 24, 2000, with respect to the balance sheet of Blue Giant Limited as of December 31, 1999, and the related statements of income and retained earnings, and cash flows, for the year then ended, which report appears in the Form 8-K/A (Amendment No. 1) of TBM Holdings Inc., dated November 10, 2000 and filed with the Securities and Exchange Commission on January 24, 2001.




                                                          KPMG LLP



Toronto, Canada

January 24, 2001